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                                  LOAN NOTE

$10,000,000                                                  New York, New York
                                                                 March __, 2001

         FOR VALUE RECEIVED, I-LINK, INCORPORATED ("Borrower") hereby promises to pay to the order of COUNSEL COMMUNICATIONS LLC ("Lender"), in immediately available funds, on the Maturity Date, the principal sum of up to TEN MILLION Dollars ($10,000,000), or, if less, the unpaid principal amount of all loans then outstanding made pursuant to the Senior Convertible Loan and Security Agreement (the "Loan Agreement") entered into as of the date hereof by Lender and Borrower. Payments made hereunder shall be made to Lender's New York office located at 280 Park Avenue, West Building, 28th floor, New York, New York 10017.

                  The Borrower also promises to pay interest on the unpaid principal amount hereof in like money from the date hereof until the principal amount is paid at the rates and at the times provided in the Loan Agreement.

                  This Note is the Note referred to in the Loan Agreement, is subject to the terms and provisions of the Loan Agreement, and is entitled to the benefits thereof. This Note is secured pursuant to the terms of the Loan Agreement.

                  Capitalized terms used but not otherwise defined herein shall have the meaning specified therefor in the Loan Agreement.

                  In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared due and payable in the manner and with the effect provided in the Loan Agreement.

                  The Borrower hereby waives presentment, dishonor, notice of dishonor, and protest.

                  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.


I-LINK, INCORPORATED


By:
    -------------------------
Name:
Title: